Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI and Bickford Senior Living Announce 10-Property Partnership
NHI Given Exclusive Rights to Bickford's Growth Pipeline

MURFREESBORO, Tenn. - (September 19, 2012) National Health Investors, Inc. (NYSE:NHI) announced today an agreement with Bickford Senior Living (“Bickford”) to combine their ownership in the real estate and operating assets of 10 stabilized assisted living and memory care facilities. Under the arrangement which is expected to close by September 30, 2012, NHI will contribute eight properties and Bickford will contribute two, with NHI owning an 85 percent interest and Bickford owning the remaining 15 percent. Bickford will continue to manage the facilities. Wells Fargo Securities, LLC served as financial advisor to NHI on this transaction.

"This investment is substantially accretive from day one,” said Justin Hutchens, NHI's President and Chief Executive Officer. “There is inherent appeal in the solid initial cap-rate of 9% and in this portfolio's potential to outpace the growth of our typical triple-net lease structure. Bickford Senior Living is a premier operator with twenty years of operating experience.”

Mike Eby, Bickford's President stated, "Our alliance with NHI ensures our relationship with a strong capital partner who truly values the quality of care we provide to our residents and who is committed to our long-term growth plans for the company."

NHI structured the transaction to be compliant with the provisions of the REIT Investment Diversification and Empowerment Act of 2007 (RIDEA) which permits NHI to receive rent payments through a triple-net lease between the property company and operating company, and will give NHI the opportunity to capture additional value on the improving performance of the operating company through distributions to a Taxable REIT Subsidiary (TRS).

NHI will have the exclusive right to finance and include all future acquisitions and development projects by Bickford into the new business structure. This includes up to eight previously disclosed projects of which three are underway.

Key Transaction Highlights:

•	The transaction is accretive to NHI's normalized FFO by $0.02 per diluted, common share for the remainder of 2012 and a minimum of $0.08 per diluted, common share in 2013

•	The business structure is comprised of: 10 facilities, 488 units, 88% occupancy and an average age of five years, plus current development of three, 60-unit facilities

•	Facility ownership: two properties contributed by Bickford and eight properties contributed by NHI

•	Locations: Illinois, Indiana, Iowa, Kansas and Michigan

The cash invested by NHI at the transaction closing is $22.5 million and will be drawn on NHI's revolving credit facility. NHI purchased from Bickford for $36.7 million in 2009 and 2010 the eight facilities being contributed by NHI to the new business structure. There is $19.3 million of secured debt being assumed with an annual interest rate fixed at 4.5% and maturing in November 2013. The 10 stabilized facilities comprising the new business structure have 2012 annualized net operating income (NOI) of $8.0 million after a 5% management fee to the operator and $500 per unit of capital expenditures.

In Year 1, NHI expects to receive $6.8 million, of which $5.9 million is a guaranteed minimum lease payment. The lease is for an initial period of five years, plus renewal options, with an annual lease escalator of 3%.  NHI's current cash flow from the eight facilities to be contributed is $3.6 million.

About National Health Investors
National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, senior living campuses, independent living facilities, medical office buildings and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

About Bickford Senior Living
Bickford Senior Living, founded in 1991, is headquartered in Olathe, Kansas and operates over 45 assisted living, memory care and independent living facilities in Kansas, Iowa, Illinois, Indiana, Missouri, Georgia, Nebraska and Michigan and has experience in constructing over 150 of these types of facilities for various owners.

Safe Harbor Statement
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.